Exhibit No. 99.2

                          FPFX SHAREHOLDER ACTION FUND

An FPFX Shareholder Action Fund (bank account) is established for the primary purpose of protecting FPFX Shareholder Rights associated with the FPFI Bankruptcy Case 99-31869, the FPFI Creditor Trust, and FirstPlus Financial Group Officers and Board of Directors, as well as the FirstPlus Financial Group, Inc. Grantor Residual Trust, and all associated entities.

Danford L. Martin will be the primary administrator of this fund and Ken Bolster will be the secondary administrator. The primary and/or secondary administrator will have sole discretion in the use of the proceeds, without recourse. Proceeds are intended to be used for legal and associated cost pertaining to the protection of Shareholder Rights and for the preservation of value pertaining to Shareholder investments in FPFX common shares, and for any other action or defense of actions taken for the benefit of all FPFX Shareholders.

This includes, but is not limited to, proceeds to assist George Davis in the case pending in Bankruptcy Court regarding his right to be the sole Trustee of FirstPlus Financial Group, Inc. Grantor Residual Trust. This case was described in detail within the FPFX Steering Committee Update SPECIAL NEWS with its attachments distributed via e-mail on December 10, 2004 to 381 FPFX shareholders.

The "FPFX Shareholder Action Fund" is NOT a Trust Account. It is a special business account set up for the benefit of like minded participants. Contributors will trust the Administrators of the account to make prudent use of the funds, based on their best judgment. All contributions from any person and/or entity will be held in strictest confidence. Periodic accounting of funds will be made via e-mail directly to each contributor. The account will be terminated when the Administrators determine that the FPFX Shareholder Action Fund is no longer needed. Any reimbursements received and/or any unused funds will be prorated and returned to each contributor upon the termination of this account.

If you agree with the conditions and disclosures described above and wish to contribute, please print this letter and return it with your signature, including a check or money order payable to FPFX Shareholder Action Fund. Please mail to:

         FPFX Shareholder Action Fund
         % Dan Martin
         7 Egret Lane
         Aliso Viejo, CA  92656

Shareholder Signature:___________________________   Date:_____________________

Name Printed:___________________________________    Check Amount:______________



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